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                                                                   Exhibit 10.15

            Description of Post-Retirement Life Insurance Equivalent

     Certain senior managers of the Registrant, including Messrs. Bleustein, Brostowitz, Gray, Teerlink and Ziemer, are entitled to receive a lump sum payment equal to one year's salary plus applicable taxes upon retirement at or after age 55. This benefit has been adopted by the Registrant in lieu of providing post-retirement life insurance.